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                                                                    Exhibit 12.1

                 RENAISSANCERE HOLDINGS LTD.  AND SUBSIDIARIES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS


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
                                                                                       Year Ended December 31,
                                                            Six Months Ended     ----------------------------------------------
                                                               June, 1997        1996        1995         1994        1993
                                                            ----------------     ----------------------------------------------
                                                                                       (dollars in thousands)
Income before income taxes and cumulative effect of
 change in accounting principle, but after minority
 interest..................................................     72,442           $156,160     $165,322     $109,298     $31,281
Add:
 Portion of rents representative of the interest factor....        112                 --           --           --          --
 Interest expense..........................................      2,702              6,553        6,424          192          --
                                                               -------           --------     --------     --------     -------
Income as adjusted.........................................     75,256           $162,713     $171,746     $109,490     $31,281
                                                               =======           ========     ========     ========     =======
Fixed charges:
 Interest expense..........................................      2,702           $  6,553     $  6,424     $    192     $    --
 Preferred dividends.......................................         --                 --        2,536       12,879          --
 Portion of rents representative of the interest factor....        112                 --           --           --          --
                                                               -------           --------     --------     --------     -------
 Total.....................................................      2,814           $  6,553     $  8,960     $ 13,071     $    --
                                                               =======           ========     ========     ========     =======
Ratio of earnings to fixed charges.........................      26.7x              24.8x        19.2x         8.4x        N/A

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